Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

(713) 850-1880

Whittier Energy Corporation Announces Record Annual Results for 2005

91% Increase in Annual Production Drives 166% Revenue Growth and

276% Increase in Net Income

HOUSTON – (Business Wire) – March 20, 2006 – Whittier Energy Corporation (NASDAQ: WHIT) today announced net income of $5.3 million, or $0.60 per fully diluted share, for the year ended December 31, 2005, compared to a net income of $1.4 million, or $0.38 per fully diluted share, for the year ended December 31, 2004. The Company established new benchmarks during 2005 for oil and gas production, total revenues, and net income from operations, generating a 278% year-to-year increase in cash flow from operations and a 276% increase in net income.

2005 Results

Whittier generated net income of $5.3 million, or $0.60 per fully diluted share, for the year ended December 31, 2005, compared to net income of $1.4 million, or $0.38, per fully diluted share, for the comparable period ended December 31, 2004. The $3.9 million favorable variance was primarily attributable to Whittier’s acquisition of RIMCO Production Company, Inc. in June 2005 (the “RIMCO Acquisition”), higher oil and gas prices and production, as well as $1.3 million in gain from the sale of marketable securities. The Company generated $16.5 million in net operating cash flows in 2005, compared to $4.4 million in net operating cash flows in 2004, an increase of 278%. The significant components of Whittier’s results of operations for the years ended December 31, 2005 and 2004 are as follows:

Oil and Gas Revenues. Oil and gas revenues increased 166% from approximately $10.1 million, or $5.43  per thousand cubic foot of natural gas equivalent (“Mcfe”), in 2004 to $26.9 million, or $7.58 per Mcfe, in 2005, based upon a 91% increase in annual production and a 40% increase in realized commodity prices per Mcfe after hedge settlements. Whittier recognized pre-tax hedge losses in oil and gas revenues of $4.6 million, or $1.29 per Mcfe, and $1.5 million, or $0.82 per Mcfe, during 2005 and 2004, respectively, due to realized settlements of its price hedge contracts during the respective periods. Whittier produced 3,554,689 Mcfe during 2005, consisting of 250,904 Bbls of oil and 2,049,265 Mcf of gas, compared to 2004 annual production of 1,864,649 Mcfe, consisting of 178,303 Bbls of oil and 794,831 Mcf of gas. The increase in production and revenue was principally due to the RIMCO Acquisition, as well as the Company’s successful drilling program during 2005.

Sale of Marketable Securities. During 2005 the Company sold 543,850 shares of Chaparral Resources, Inc. for $1.8 million, realizing a pre-tax gain of $1.3 million.

Costs and Expenses. Total operating costs and expenses increased by 146% from $8.3 million in 2004 to $20.4 million in 2005, principally due to Whittier’s increased exploration and development activity from the prior year, as well as the RIMCO Acquisition. The breakdown of variances for the components of operating costs and expenses is as follows:

•                  Lease operating expenses increased 85% from $3.0 million, in 2004 to $5.5 million in 2005, reflecting the impact of the RIMCO Acquisition and additional costs incurred as a result of the Gulf Coast hurricanes and several non-recurring workovers in the Beaver Dam Creek field during the fourth quarter of 2005; per unit cost, however, fell from $1.59 per Mcfe in 2004 to $1.54 per Mcfe in 2005,

•                  Production taxes increased 118%, from $1.2 million, or $0.66 per Mcfe, in 2004 to $2.7 million, or $0.75 per Mcfe, in 2005. The 14% increase in production taxes per Mcfe from 2004 was attributable to higher taxes incurred on Louisiana production, which is based on a percentage of revenue versus actual production volumes, and a larger ratio of natural gas production compared to overall production from the prior year;

•                  Depreciation, depletion and amortization (“DD&A”) increased by 234%, from $2.4 million, or $1.31 per Mcfe, in 2004 to $8.2 million, or $2.30 per Mcfe, in 2005. The 76% increase in DD&A per Mcfe is primarily a result of the RIMCO Acquisition, including additional cost basis capitalized to RIMCO’s properties based on the deferred tax liability assumed by the Company in the transaction;

•                  The Company recognized a non-cash charge to earnings of $692,000 due to the ineffective portion of the fair value adjustment to Whittier’s hedge contracts during 2005;

•                  General and administrative expense increased from $1.7 million in 2004 to $3.4 million in 2005, reflecting the Company’s enhanced operational activity from the prior year including increasing the Company’s staff from four to twenty, largely as a result of the RIMCO Acquisition, as well as related non-recurring general and administrative costs subsequent to the transaction to consolidate the Company’s combined operations.

Fourth Quarter Results

Whittier generated net income of approximately $1.8 million, or $0.14 per diluted share, for the quarter ended December 31, 2005, compared to $825,000, or $0.16 per diluted share, for the period ended December 31, 2004. The $1 million favorable variance was primarily attributable to higher oil and gas production, the impact of the RIMCO Acquisition, and higher commodity prices. The Company generated $8.5 million in net operating cash flow in the fourth quarter of 2005, compared to $861,000 net operating cash flow in the fourth quarter of 2004, an increase of 887%. The significant components of Whittier’s results of operations for the quarter are as follows:

Oil and Gas Revenues. Oil and gas revenues increased 235% from approximately $3.2 million, or $5.89 per Mcfe, for the quarter ended December 31, 2004 to $10.7 million, or $8.61 per Mcfe, for the quarter ended December 31, 2005, based upon a 129% increase in production and 46% increase in realized commodity prices per Mcfe after hedge settlements. Whittier recognized pre-tax losses in oil and gas revenues of $2.3 million and $550,000 during the quarter ended December 31, 2005 and 2004, respectively, due to realized settlements of its price hedge contracts. Whittier produced 1,241,804 Mcfe during the quarter ending December 31, 2005, consisting of 73,017 Bbls of oil and 803,702 Mcf of gas, compared to production of 541,840 Mcfe for the quarter ending December 31, 2004, consisting of 47,604 Bbls of oil and 256,216 Mcf of gas. The increase in production was principally due to the RIMCO Acquisition, as well as the Company’s successful drilling program.

Costs and Expenses. Total operating costs and expenses increased by 184% from $3.0 million for the quarter ending December 31, 2004 to $8.4 million for the quarter ending December 31, 2005, principally due to Whittier’s increased acquisition, development, and exploration activities from the prior year. The breakdown of variances for the components of operating costs and expenses is as follows:

•                  Lease operating expenses increased 116% from $966,000 for the quarter ending December 31, 2004 to $2.1 million for the quarter ending December 31, 2005, principally due to unexpected costs incurred subsequent to the Gulf Coast hurricanes, as well as several non-recurring workovers in the Beaver Dam Creek field during the fourth quarter of 2005. Lease operating expenses per Mcfe, however, fell 6% from $1.78 per Mcfe for the quarter ended December 31, 2004 to $1.68 for the quarter ended December 31, 2005 as a result of contribution of several high rate gas wells which the Company drilled and completed in the third and fourth quarters of 2005;

•                  Production taxes increased 124%, from $597,000 or $1.10 per Mcfe, for the quarter ending December 31, 2004, to $1.3 million, or $1.08 per Mcfe, for the quarter ending December 31, 2005;

•                  DD&A increased by 377%, from $770,000, or $1.42 per Mcfe, for the quarter ending December 31, 2004 to $3.7 million, or $2.96 per Mcfe, for the quarter ending December 31, 2005. The 108% increase in DD&A per Mcfe is primarily a result of the RIMCO Acquisition, including the additional cost basis capitalized to the RIMCO properties based on the deferred tax liability the Company assumed in the transaction;

•                  The Company recognized a non-cash gain of $106,000 due to the ineffective portion of the fair value adjustment to our hedge contracts for the quarter ending December 31, 2005; and

•                  General and administrative expense increased from $625,000 for the quarter ending December 31, 2004 to $1.4 million for the quarter ending December 31, 2005, reflecting our enhanced operational activity from the prior year, including increasing the Company’s staff from four to twenty, largely as a result of the RIMCO Acquisition, as well as related non-recurring general and administrative costs subsequent to the transaction to consolidate the Company’s combined operations.

Management Comments

Bryce Rhodes, Whittier Energy President and CEO, said: “We are very pleased with our strong year-over-year growth in production and revenue and believe the Company is well positioned to continue to grow significantly in 2006. Last year, we successfully completed the RIMCO Acquisition, listed the Company’s common stock on NASDAQ National Market, and issued and converted $50 million of Series A Preferred into the Company’s common stock. We began 2006 with a very active exploration and development drilling program, which has shown promising results through March 2006. We are particularly optimistic about our prospects in South East Texas, where four Nodosaria wells have already been drilled successfully. The fifth Nodosaria target is being drilled currently and the first Yegua test in the project should begin drilling in April 2006. This is only one of many projects we have on the table, however, so 2006 looks to be an exciting year for the Company.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit our website at www.whittierenergy.com.

Forward-Looking Statements

Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Oil and gas revenues	$10,689	$3,190	$26,942	$10,132

Cost and Expenses:
Lease operating expenses	2,091	966	5,465	2,962
Production taxes	1,337	597	2,680	1,230
Depletion, depreciation and amortization	3,673	770	8,165	2,446
Ineffective portion of hedge contracts	(106)	—	692	—
General and administrative expenses	1,397	625	3,439	1,674

Total costs and expenses	8,392	2,958	20,441	8,312

Income from operations	2,297	232	6,501	1,820

Other income/(expense):
Interest and other income	82	—	98	2
Interest expense	—	(111)	(225)	(309)
Partnership income	87	51	285	219
Gain on sale of marketable securities	—	—	1,267	—
Impairment of marketable securities	—	—	—	(645)
Litigation settlement income	—	235	—	235
Other	—	(12)	—	(12)
Income tax (expense) benefit	(674)	430	(2,585)	110
Net income available to common Stockholders	$1,792	$825	$5,341	$1,420

Basic earnings per share	$0.40	$0.21	$1.31	$0.39
Weighted average number of shares outstanding (basic)	4,448,830	3,841,067	4,081,965	3,612,572

Diluted earnings per share	$0.14	$0.16	$0.60	$0.38
Weighted average number of shares outstanding (diluted)	12,688,978	5,122,016	8,915,801	3,854,333

Net cash flow from operations	$8,498	$861	$16,529	$4,378

Condensed Balance Sheet:

Current assets			$19,245	$4,464
Net oil and gas properties			95,096	19,813
Other assets			2,210	2,823
Total assets			$116,551	$27,100

Current liabilities			$15,770	$5,580
Revolving credit facility			14,000	6,095
Convertible note			—	1,787
Deferred income tax liability			23,290	834
Other liabilities			2,797	858
Stockholders’ equity			60,694	11,946
Total liabilities and stockholders’ equity			$116,551	$27,100